Exhibit 99(a)

OneBeacon 401(k) Savings

and Employee Stock Ownership Plan

(Formerly the OneBeacon 401(k) Savings Plan)

Financial Statements and Supplemental Schedules to

Accompany 2007 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

For the Years Ended December 31, 2007 and 2006

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

*      Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

(formerly the OneBeacon 401(k) Savings Plan)

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of OneBeacon 401(k) Savings and Employee Stock Ownership Plan (formerly the OneBeacon 401(k) Savings Plan) (the “Plan”) at December 31, 2007 and 2006, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets (held at year end) and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As described in Note A, effective April 27, 2007, the OneBeacon Insurance Company Employee Stock Ownership Plan merged into the Plan and the Plan was renamed the OneBeacon 401(k) Savings and Employee Stock Ownership Plan.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 26, 2008

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Net Assets Available for Benefits

As of December 31, 2007 and 2006

	2007	2006
Assets
Investments:
Investments at fair value (Notes B, C, D, E)	$559,357,970	$497,166,126
Loans to participants at fair value (Note A)	5,158,853	5,026,844
Total Investments	564,516,823	502,192,970

Receivables:
Interest and dividends receivable	976,204	1,020,198
Receivable for securities sold	424,413	629,790
Employer contributions – ESOP (Note A)	14,433,378	—
Employer contributions – 401(k) (Note A)	120,753	104,758
Participant contributions – 401(k) (Note A)	423,176	353,481
Total Receivables	16,377,924	2,108,227

Total Assets	580,894,747	504,301,197

Liabilities
Payable for securities purchased	602,401	1,050,507
Accrued administrative and custody expenses (Note A)	431,720	281,306
Total Liabilities	1,034,121	1,331,813

Net assets reflecting all investments at fair value	579,860,626	502,969,384
Adjustment from fair value to contract value for fully benefit-responsive investment contracts (Note B)	315,260	697,282

Net Assets Available for Benefits	$580,175,886	$503,666,666

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Statements of Changes in Net Assets Available for Benefits

For the years ended December 31, 2007 and 2006

	2007	2006
Additions
Investment income:
Interest and dividend income (Note B)	$24,542,986	$21,107,662
Interest income, participant loans (Notes A, B)	404,404	295,151
Net appreciation in fair value of investments (Notes B, C)	6,062,147	45,853,361
Net investment income	31,009,537	67,256,174

Contributions:
Employer – ESOP (Note A)	14,433,378	—
Employer – 401(k) (Note A)	4,299,660	4,991,469
Participant – 401(k) (Note A)	19,338,645	18,275,002
	38,071,683	23,266,471

Transfers in – rollovers and other elective transfers	6,484,607	2,412,035
Total additions	75,565,827	92,934,680

Deductions
Benefits paid to participants	46,228,819	44,738,836
Administrative and custody expenses (Note A)	694,337	453,354
Total deductions	46,923,156	45,192,190

Net increase prior to merger from affiliated plan	28,642,671	47,742,490

Transfer from OneBeacon Insurance Company Employee Stock Ownership Plan (Note A)	47,866,549	—

Net increase	76,509,220	47,742,490

Net Assets Available for Benefits:
Beginning of year	503,666,666	455,924,176
End of year	$580,175,886	$503,666,666

The accompanying notes are an integral part of these financial statements.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Notes to Financial Statements

A.           Description of the Plan

The following description of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (the “Plan”), as further described below, formerly known separately as the OneBeacon 401(k) Savings Plan and the OneBeacon Insurance Company Employee Stock Ownership Plan, provides only general information. Participants should refer to the Plan document and related amendments for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all employees of OneBeacon Insurance Company (the “Company”). The following entities are also participating employers of the Plan: OneBeacon Professional Partners, Inc., A.W.G. Dewar, Inc. and Guilford Holdings, Inc. (“Guilford”).

Effective September 29, 2006, in connection with the renewal rights sale of the Company’s Agri business to QBE Insurance Group, Ltd., (“QBE”), the Plan was amended to recognize service with QBE for vesting purposes of participants who became QBE employees as a result of the sale and maintain continuous service.

Effective October, 28, 2006, Guilford was added as a participating employer in the Plan. The employees of Guilford were already Plan participants because prior to October, 28, 2006, they were employees of the Company.

Effective November 9, 2006, in connection with the Initial Public Offering (“IPO”) of OneBeacon Insurance Group, Ltd. (“OneBeacon”), the Plan added the OneBeacon Company Stock Fund (the “OB Fund”) to its fund lineup, enabling eligible participants to acquire stock ownership interests in the common stock of OneBeacon.

Effective January 1, 2007, White Mountains Insurance Group, Ltd. (“White Mountains”), White Mountains Capital, Inc., White Mountains Financial Services LLC, and Galileo Weather Risk Management Advisors LLC were added as participating employers in the Plan. Effective November 24, 2007, White Mountains, Inc. was also added as a participating employer in the Plan.

Effective January 1, 2007, the following changes were made to the Plan: the 60 day service requirement for Plan eligibility was removed and employees are now immediately eligible upon hire. Employees who become automatically enrolled now have an automatic 1 percent increase to their pre-tax contribution rate each April, and the default fund for automatic enrollment is the age appropriate Vanguard Target Retirement Fund. A Roth 401(k) feature was also added as a contribution option. A participant whose employment is transferred from the Company to an affiliated employer may elect to transfer his/her account to another qualified retirement plan of the affiliated employer, provided that the plan of the affiliated employer accepts such a transfer. Such a transfer shall be known as an “elective transfer.”

Effective April 27, 2007, the Plan was amended to recognize service for employees who were employed by National Marine Underwriters and were hired by the Company on October 30, 2006.

Effective April 27, 2007, the Company merged the OneBeacon Insurance Company Employee Stock Ownership Plan (the “ESOP Plan”) into the OneBeacon 401(k) Savings Plan (the “401(k) Plan”). Upon the merger, the net assets available for benefits within the ESOP Plan of $47,866,549 were transferred into the 401(k) Plan, and the 401(k) Plan was renamed the OneBeacon 401(k) Savings and Employee Stock Ownership Plan. Investment options and Plan features in the Plan remain the same as in the two individually operated plans prior to the merger.

The Plan in its respective 401(k) and employee stock ownership (“ESOP”) components is designed to comply with Sections 401(a), 501(a) and 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986 (the “Code”) and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The trustee and record keeper is Vanguard Fiduciary Trust Company (“Vanguard,” “Trustee,” and “Record Keeper”).

Eligibility

Employees of the Company or a participating employer are eligible to participate in the Plan on date of hire. Eligible employees who have not enrolled after 60 days are automatically enrolled in the 401(k) component of the Plan at a 2 percent employee contribution rate, unless waived by the employee. In order to receive an allocation of contributions to the ESOP component, as described below, a participant must be an eligible employee on the last business day of the Plan year, typically December 31st of each year. All participants, who are not participants in a Long-Term Incentive Plan, an incentive compensation program for certain senior level employees, are also eligible to receive an allocation of any additional (variable) employer contribution.

Contributions

Participants can contribute up to 40 percent of annual compensation, as defined by the Plan document on a pre-tax, after-tax and/or Roth basis into the 401(k) component of the Plan. Participants direct their contributions into various investment options offered by the Plan. The Company contributes 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. This matching contribution is invested to mirror the employee contributions. Eligible participants who attain age 50 before the end of the Plan year can make catch up contributions to the Plan. Contributions are subject to IRS limitations.

For the ESOP contribution, the Company contributes to the Plan, subject to the discretion of the Board of Directors, an amount equal to 3 percent of compensation, as defined in the Plan document, to eligible participants. The contribution may be in the form of cash, OneBeacon common stock, or White Mountains common stock. The Company, subject to the discretion of the Board of Directors, may also make an additional variable contribution of up to 6 percent based on OneBeacon’s performance during the respective Plan period. For the year ended December 31, 2007, the OneBeacon variable contribution was 6 percent with the contribution allocated to the OneBeacon Stock Fund. For the year ended December 31, 2007, the White Mountains variable contribution was 4.5 percent with the contribution allocated to the White Mountains ESOP Fund. Contributions are subject to certain limitations, as defined in the Plan document. Prior to the IPO, contributions were invested in the common stock of White Mountains who at the time was the ultimate parent of the Company and is currently the majority shareholder of OneBeacon.

Voting Rights

Participants are entitled to direct the Plan’s Trustee as to how to vote any shares of OneBeacon or White Mountains common stock attributable to investment fund units held on any matter submitted to the shareholders of OneBeacon or White Mountains for a vote.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution (b) Plan earnings, net of an allocation of investment fees and (c) applicable loan fees. Allocations are based on participant earnings or account balances, as defined. The Plan may also debit an allocation for administrative expenses, if any. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are vested immediately in their contributions plus actual earnings thereon. Vesting in the Company’s contribution portion of their accounts is based on years of continuous service. A participant is 100 percent vested after three years of credited service. Effective for plan years prior to 2007, under the ESOP Plan only service from the ESOP Plan inception (January 1, 2003) was recognized for vesting purposes. Effective April 27, 2007, all service is recognized for vesting including service prior to January 1, 2003.

Put Option

Upon distribution, if a participant elects to receive his or her ESOP component account balance in the form of OneBeacon or White Mountains shares of common stock and trading of OneBeacon or White Mountains common stock has been suspended, participants have the right to sell their shares of OneBeacon or White Mountains common stock to the Company at fair market value, as defined in the Plan document. This right expires 15 months after the date of distribution. The Company did not repurchase any shares from plan participants during the 2007 Plan year.

Diversification

In order to minimize the investment risk from holding a large amount of stock in a single issuer, the Plan allows participants to diversify their OneBeacon or White Mountains stock investment. A participant may transfer his or her vested OneBeacon or White Mountains stock fund account balance into any of the investment options maintained within the Plan.

Forfeitures

Forfeitures are used to reduce Company contributions. The balances as of December 31, 2007 and 2006, in the forfeiture account were $690,801 and $52,206, respectively. During 2007 and 2006, $1,392,527 and $623,653, respectively, of forfeited funds were used to offset employer contributions. The increase in these amounts from 2006 to 2007 is a result of the merger of the ESOP Plan into the Plan.

Participant Loans

Participants may borrow from their fund accounts a minimum of $500 up to a maximum of $50,000 or 50 percent of their vested account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at the prime rate plus 1 percent as of the beginning of the month in which the loan was made. As of December 31, 2007 and 2006, the prime rate was 7.25% and 8.25%, respectively.

Payment of Benefits

Following termination of service, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over time.

Expenses

The Company paid the majority of administrative expenses, including all audit and investment management fees, except for certain administrative and custody fees paid by the Plan to Vanguard and Mellon Global Securities Services (“Mellon”), the custodian of some of the assets of the Plan. Fees paid to Vanguard and Mellon totaled $694,337 and $453,354 in 2007 and 2006, respectively.

Plan Termination

While the Company has not expressed any intent to discontinue its contributions or terminate the Plan, it is free to do so at any time. In the event the Plan is terminated, the Plan provides that each participant’s balance, inclusive of Company contributions, becomes immediately 100 percent vested and shall be distributed to the participants.

Employer and Participant Contributions Receivable

Employer contributions receivable at December 31, 2007 and 2006 of $14,554,131 ($14,433,378 for the ESOP component and $120,753 for the 401(k) component) and $104,758, respectively, consist of Company contributions that pertain to the current plan year and were contributed in the subsequent year. The increase in the 2007 employer contributions receivable as compared to 2006 is a result of the merger of the ESOP Plan into the Plan. Participant contributions receivable at December 31, 2007 and 2006 of $423,176 and $353,481, respectively, consist of participant contributions that pertain to the current plan year and were contributed in the subsequent year.

Accrued Administrative and Custody Expenses

Accrued administrative and custody expenses at December 31, 2007 and 2006 of $431,720 and $281,306, respectively, represents Trustee and custodian expenses incurred by the Plan due to be paid at year-end.

Investment Options

During the Plan years ended December 31, 2007 and 2006, participants were able to allocate all contributions, except unvested ESOP component contributions (subsequent to the merger of the ESOP Plan into the Plan), among various registered investment company options, two company stock funds and four specific Plan-sponsored funds comprised of stocks, bonds, government securities and guaranteed investment contracts (“GICs”) as follows:

Baron Asset Fund

OneBeacon Equity Fund

OneBeacon Fixed Income Fund

OneBeacon Fully Managed Fund

OneBeacon Stable Value Fund

OneBeacon Company Stock Fund

Vanguard 500 Index Fund Investor Shares

Vanguard Asset Allocation Fund Investor Shares

Vanguard Extended Market Index Fund Investor Shares

Vanguard High-Yield Corporate Fund Investor Shares

Vanguard International Growth Fund Investor Shares

Vanguard International Value Fund

Vanguard Long-Term Investment Grade Fund Investor Shares

Vanguard Mid-Cap Index Fund Investor Shares

Vanguard Morgan Growth Fund Investor Shares

Vanguard Prime Money Market Fund

Vanguard Selected Value Fund

Vanguard Short-Term Investment Grade Fund Investor Shares

Vanguard Small-Cap Index Fund Investor Shares

Vanguard Target Retirement 2005 Fund

Vanguard Target Retirement 2010 Fund

Vanguard Target Retirement 2015 Fund

Vanguard Target Retirement 2020 Fund

Vanguard Target Retirement 2025 Fund

Vanguard Target Retirement 2030 Fund

Vanguard Target Retirement 2035 Fund

Vanguard Target Retirement 2040 Fund

Vanguard Target Retirement 2045 Fund

Vanguard Target Retirement 2050 Fund

Vanguard Target Retirement Income Fund

Vanguard Total International Stock Index Fund

Vanguard U.S. Growth Fund Investor Shares

Vanguard Wellington Fund Investor Shares

Vanguard Windsor Fund Investor Shares

Vanguard Windsor II Fund Investor Shares

White Mountains ESOP Fund

Effective October 16, 2006, the Plan made changes to its fund lineup. The following funds were removed: Vanguard Asset Allocation Fund Investor Shares, Vanguard Extended Market Index Fund Investor Shares, and Vanguard U.S. Growth Fund Investor Shares. The following funds were added: Baron Asset Fund, Vanguard International Value Fund, Vanguard Mid-Cap Index Fund Investor Shares, Vanguard Target Retirement Funds (for years 2005, 2010, 2015, 2020, 2025, 2030, 2035, 2040, 2045, 2050), and Vanguard Target Retirement Income Fund.

Effective November 9, 2006, in connection with OneBeacon’s IPO, the Plan added the OneBeacon Company Stock Fund to its fund lineup.

B.             Summary of Accounting Policies

The following accounting policies, which conform to accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan’s financial statements and notes to the financial statements.

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period.  Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Many factors are considered in arriving at fair market value.  In general, corporate bonds and U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. Shares of company stock, preferred stock and common stock are valued at quoted market prices.  Registered investment companies are valued at the net asset value as reported by the fund at year end.  Units of common/collective trust funds are valued at the net asset value of the fund, as reported by Vanguard, on the last business day of the year. Participant loans are recorded at cost plus accrued interest, which approximates fair value.

As described in Financial Accounting Standards Board (the “FASB”) Staff Position AAG INV-1 and SOP 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans,” investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statements of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the investment contracts from fair value to contract value. The Statements of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

For insurance contracts, fair value is the present value of the expected future cash flows of each contract.  Expected future cash flows are derived by Vanguard.  To determine fair value Vanguard uses the published forward swap discount rate plus/minus an adjustment; the Ryan Guaranteed Investment Contract Yield Spread Adjustment (“Ryan Yield Adjustment”).  The

Ryan Index is published by Ryan Labs Inc. Asset Management and is the value of their index of GICs with three to five year maturities. The Ryan Yield Adjustment is obtained by taking the difference between the published swap discount rate and the Ryan Index and this spread amount is then applied to the cash flows discount rate, the discounted cash flows are then summed, and the fair value of the contract is obtained. The fair value of the wrap contract for the synthetic investment contract is determined using the cost approach, based on replacement cost information provided by the issuers.  Individual assets of the synthetic investment contracts are valued at representative quoted market prices or at net asset value of the underlying fund.

Purchases and sales are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

In accordance with the policy of stating investments at fair value, the Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of its investments, excluding insurance and investment contracts, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Benefit Payments

Benefit payments are recorded when paid.

Risks and Uncertainties

The Plan provides various investment options in any combination of stocks, bonds, fixed income securities, registered investment companies, money market funds, and other investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, and a level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

Recently Adopted Accounting Pronouncements

The Plan adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”), as required, on January 1, 2007. FIN 48 requires the Plan sponsor to determine whether a tax position of the Plan is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Plan recording a tax liability that would reduce net assets. FIN 48 must be applied to all existing tax positions upon initial adoption and the cumulative effect, if any, is to be reported as an adjustment to net assets as of January 1, 2007.  Based on its analysis, the Plan sponsor has determined that the adoption of FIN 48 did not have a material impact to the Plan’s financial statements upon adoption.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides a revised definition of fair value and guidance on the methods used to measure fair value. SFAS 157 also expands financial statement disclosure requirements for fair value information. SFAS 157 establishes a fair value hierarchy that distinguishes between assumptions based on market data from independent sources (“observable inputs”) and a reporting entity’s internal assumptions based upon the best information available when external market data is limited or unavailable (“unobservable inputs”). The fair value hierarchy in SFAS 157 prioritizes inputs within three levels. Quoted prices in active markets have the highest priority (Level 1) followed by observable inputs other than quoted prices (Level 2) and unobservable inputs having the lowest priority (Level 3). SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and must be adopted prospectively.  The Plan sponsor has not yet determined the effect of adoption on the financial statements.

C.             Investments

The following presents the fair value of investments that represent 5 percent or more of the Plan’s net assets.

	As of December 31,
	2007	2006
Investments, at fair value
Vanguard 500 Index Fund Investor Shares	$36,313,291	$34,320,425
Vanguard Prime Money Market Fund	49,712,979	52,525,893
Vanguard Wellington Fund Investor Shares	31,590,944	30,190,120
Vanguard Windsor Fund Investor Shares	32,170,130	38,917,582

	For the Years Ended December 31,
	2007	2006
Net appreciation/(depreciation) in fair value of investments, by type
Cash & Cash Equivalents	$8,386	$—
Common Stock	15,229,958	28,449,803
Preferred Stock and Convertible Preferred Stock	(7,195,293)	(703,628)
OneBeacon Company Stock	(1,829,064)	22,436
White Mountains Stock	(910,942)	384,243
Corporate Bonds	995,942	(2,002,949)
Convertible Bonds	4,300,496	1,300,279
US Government Bonds	10,546	(15,872)
Registered Investment Companies	(4,547,882)	18,419,049
Net appreciation in fair value of investments	$6,062,147	$45,853,361

D.            Investment Contracts (OneBeacon Insurance Stable Value Fund)

The Plan has entered into fully benefit responsive investment contracts with Bank of America, Genworth Life and Annuity Insurance, Natixis, Massachusetts Mutual, Principal Financial Group, State Street Bank, and MetLife Insurance Company of Connecticut. The OneBeacon Insurance Stable Value Fund (“Stable Value Fund”) also invests in the Vanguard Prime Money Market Fund. The Stable Value Fund is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. There are no reserves against contract value for credit risk of the contract issuer or otherwise. The contract issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan unless specifically denoted elsewhere in the contract, such as an early termination clause.

Synthetic GICs represent individual assets placed in a trust, with ownership by the Plan, which also contain a third party issued benefit responsive wrapper contract that guarantees that participant transactions are executed at contract value. The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by the differential between the contract value and the market value of the covered investments. This difference is amortized over the duration of the covered investments. Depending on the change in duration from reset period to reset period, the magnitude of the impact to the crediting rate of the contract to market difference is heightened or lessened. The crediting rate can be adjusted periodically and is usually adjusted either monthly or quarterly, but in no event is the crediting rate less than zero percent.

Average Yields for GICs and Synthetic GICs	2007	2006
Based on actual earnings	4.07%	4.52%
Credited to participants	4.01%	4.44%

There are certain events which limit the ability of the Plan to transact at contract value with the contract issuer, and could potentially result in termination of the contract prior to contract maturity date. Such events include: amendments to the Plan document, changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions, bankruptcy of the Plan sponsor or other Plan sponsor event (divestitures, spin-offs of a subsidiary, etc.), which cause a significant withdrawal from the Plan, Plan termination, or failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe that the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

The GIC does not permit the insurance company to terminate the agreement prior to the scheduled maturity date. However, the synthetic investment contracts generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not cured, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; has a decline in its long term credit rating below a threshold set forth in the contract; is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, withdrawing plans may experience losses if the value of the Plan’s assets no longer covered by the contract is below contract value.

E.              Related Party Transactions

The Plan invests in shares of mutual funds managed by an affiliate of Vanguard. Vanguard acts as trustee for only those investments as defined by the Plan.  The Plan also has investments, which are managed by White Mountains Advisors, LLC (“WM Advisors”), an affiliate of the Company. Prospector Partners, LLC (“Prospector”) continues to serve as a discretionary advisor to WM Advisors under a sub-advisory agreement.  Richard P. Howard, a portfolio manager of Prospector, is a director of OneBeacon.  Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.  Participants’ loans also constitute party-in-interest transactions.

Management fees in the amount $746,002 and $455,158 were paid by the Company in 2007 and 2006, respectively, to WM Advisors that also qualify as a party-in-interest.

The Plan invests in the White Mountains ESOP Fund (“the WTM Fund”) which is comprised of common shares of White Mountains and small amounts of cash invested in the Vanguard Prime Money Market Fund.  The unit values of the WTM Fund are recorded and maintained by Vanguard.  During the year ended December 31, 2007, the Plan purchased shares in the WTM Fund in the amount of $36,101,053; sold shares in the WTM Fund of $7,275,335; had dividend earnings of $346,739; and had net (depreciation)/appreciation in the WTM Fund of $(718,161). The total value of the Plan’s investment in the WTM Fund was $28,231,926 at December 31, 2007.  Benefit payments from the WTM Fund amounted to $2,037,690 during the Plan year ended December 31, 2007.  Prior to the merger, the Plan invested in the White Mountains Stock Fund.  During the years ended December 31, 2007 and 2006, the Plan purchased shares in the White Mountains Stock Fund in the amounts of $426,437 and $2,187,643, respectively; sold shares of $13,387,056 and $4,098,549, respectively; had dividend earnings of $43,642 and $193,964, respectively; and had net (depreciation)/appreciation of $(192,781) and $384,243, respectively. The total value of the Plan’s investment in the White Mountains Stock Fund was $0 and $13,176,782 at December 31, 2007 and 2006, respectively.  Benefit payments from the White Mountains Stock Fund amounted to $377,756 during the Plan year ended December 31, 2007.

Effective November 9, 2006, and in connection with the Company’s IPO, the Plan began investing in the OB Fund which is comprised of common shares of OneBeacon and small amounts of cash invested in the Vanguard Prime Money Market Fund. The unit values of the OB Fund are recorded and maintained by Vanguard. During the years ended December 31, 2007 and 2006, the Plan purchased shares in the OB Fund in the amount of $16,697,147 and $505,614, respectively; sold shares in the OB Fund of $3,325,933 and $60,575, respectively; had dividend earnings of $374,881 and $0, respectively; and had net (depreciation)/appreciation in the OB Fund of $(1,829,064) and $22,436, respectively. The total value of the Plan’s investment in the OB Fund was $12,256,323 and $467,443 at

December 31, 2007 and 2006, respectively.  Benefit payments from the OB Fund amounted to $598,940 during the Plan year ended December 31, 2007

F.              Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated January 16, 2002, that the 401(k) Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has since been amended. However, management believes the Plan is designed and operates in accordance with the IRC; therefore, no provision for income taxes is required. Determination letters for both the 401(k) Plan and the ESOP Plan were filed with the Internal Revenue Service on December 27, 2006 with respect to the amendment of the 401(k) Plan and for initial determination for the ESOP Plan.  The Company is awaiting a response.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Assets (Held at End of Year)

Form 5500, Schedule H, Part IV, Line 4i

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE

*	THE BOSTON COMPANY INC POOLED DAILY LIQUIDITY FUND	Collective Trust		14,380,149	$14,380,149
					14,380,149

	ABITIBIBOWATER INC COM	Common Stock		16,588	341,879
	ALCOA INC COM	Common Stock		60,200	2,200,310
	AUTOMATIC DATA PROCESSING INC	Common Stock		39,700	1,767,841
	BARRICK GOLD CORP	Common Stock		97,700	4,108,285
	BERKSHIRE HATHAWAY INC DEL B	Common Stock		972	4,603,392
	BLOCK H & R INC COM	Common Stock		63,900	1,186,623
	BRITISH ENERGY (NEW) ORD	Common Stock		66,800	730,017
	CALPINE CORP COM	Common Stock		1,304,000	332,520
	CAPITOL FED FINL COM	Common Stock		34,400	1,066,400
	CHARTER FINL CORP WEST PT GA	Common Stock		29,000	1,073,000
	CHEVRON CORPORATION COM	Common Stock		6,832	637,630
	CIMAREX ENERGY CO	Common Stock		51,200	2,177,536
	CINCINNATI FINL CORP COM	Common Stock		25,800	1,020,132
	COCA COLA CO COM	Common Stock		23,700	1,454,469
	CONOCOPHILLIPS	Common Stock		8,000	706,400
	DOMTAR CORP COM	Common Stock		69,268	532,671
	DU PONT E I DE NEMOURS & CO	Common Stock		141,800	6,251,962
	EL PASO CORP COM	Common Stock		4,800	82,752
	EL PASO ELEC CO COM NEW	Common Stock		34,546	883,341
	EMPLOYERS HLDGS INC COM	Common Stock		52,000	868,920
	ENCORE ACQUISITION CO COM	Common Stock		35,900	1,197,983
	FORTUNE BRANDS INC COM	Common Stock		11,500	832,140
	FOX CHASE BANCORP INC COM	Common Stock		1,100	12,540
	FRASER PAPERS INC COM	Common Stock		10,300	27,969
	FRASER PAPERS INC RT	Common Stock		10,300	52
	GOLD FIELDS LTD NEW SPON ADR	Common Stock		123,900	1,759,380
	HESS CORP	Common Stock		52,608	5,306,043
	IBM CORP COM	Common Stock		7,400	799,940
	INNOSPEC INC COM	Common Stock		1,800	30,888
	INTERNATIONAL PAPER CO COM	Common Stock		15,300	495,414
	INVESTORS BANCORP INC	Common Stock		18,100	255,934
	MARSH & MCLENNAN COS INC COM	Common Stock		38,500	1,019,095
	MEREDITH CORP COM	Common Stock		85,400	4,695,292
	MIRANT CORP NEW	Common Stock		305,227	11,895,031
	MIRANT CORP NEW WT SER B EXP	Common Stock		37,361	730,407
	MMC ENERGY INC COM NEW	Common Stock		27,600	96,600
	NEENAH PAPER INC	Common Stock		2,500	72,875
	NEW YORK TIMES CO CL A	Common Stock		55,800	978,174

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
	NEWMONT MINING CORP HOLDING CO	Common Stock		92,500	4,516,775
	NORSK HYDRO A S SPONSORED ADR	Common Stock		21,000	300,119
	NORTHGATE MINERALS CORP	Common Stock		142,600	432,078
	NORTHWESTERN CORP	Common Stock		25,700	758,150
	ORITANI FINL CORP COM	Common Stock		17,700	217,710
	PETRO-CANADA COM SHS COM	Common Stock		61,800	3,313,716
	PFIZER INC COM STK	Common Stock		110,400	2,509,392
	PLAINS EXPLORATION & PRODTN	Common Stock		47,998	2,591,892
	POST PPTYS INC COM	Common Stock		149,100	5,236,392
	ROCKVILLE FINL INC	Common Stock		12,000	146,400
	ROMA FINL CORP COM	Common Stock		10,900	171,021
	SASKATCHEWAN WHEAT POOL INC	Common Stock		37,400	505,134
	SCRIPPS CO EW CL A	Common Stock		26,700	1,201,767
	SIERRA PAC RES NEW COM	Common Stock		101,900	1,730,262
	STATE AUTO FINL CORP	Common Stock		40,900	1,075,670
	SUPERVALU INC COM	Common Stock		1,196	44,874
	THOMAS PPTYS GROUP INC	Common Stock		22,100	238,238
	TIMBERWEST FST CORP STPLD UT 2	Common Stock		151,300	2,253,518
	TOOTSIE ROLL INDS INC	Common Stock		61,941	1,698,423
	TYCO INTERNATIONAL LTD BERMUDA	Common Stock		11,200	444,080
	UNISOURCE ENERGY CORP COM	Common Stock		117,500	3,707,125
	WAUWATOSA HLDGS INC	Common Stock		19,200	246,144
	WILLIAMS CLAYTON ENERGY INC	Common Stock		3,100	96,596
	XEROX CORP COM	Common Stock		43,946	711,486
					96,378,799

*	ONEBEACON COMPANY COMMON STOCK	Company Stock		565,213	12,109,814
*	WHITE MOUNTAINS COMMON STOCK	Company Stock		54,736	28,085,197
					40,195,011

	KGEN PWR CORP COM 144A	Preferred Stock		21,300	340,800
					340,800

	3M EMPLOYEE STK OWNERSHIP 144A	Corporate Bond 5.620% 07/15/2009		224,874	229,173
	AMERICAN GEN FIN MTN #TR00379	Corporate Bond 5.375% 10/01/2012		2,000,000	1,975,828
	ARIZONA PUB SVC CO NT	Corporate Bond 5.800% 06/30/2014		1,000,000	998,176

(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
BAC CAP TR XIV PFD HYBRID NT	Corporate Bond VAR RT 12/31/2049 DD 03/01/76		2,000,000	1,774,820
CALPINE CDA ENERGY FIN ULC	Corporate Bond 8.500% 05/01/2008		975,000	1,111,500
CALPINE CORP SR NT	Corporate Bond 8.500% 02/15/2011		3,900,000	4,387,500
CARGILL INC BD 144A	Corporate Bond 5.600% 09/15/2012		2,000,000	2,032,780
COORS BREWING CO	Corporate Bond 6.375% 05/15/2012		164,000	174,713
DU PONT EI DE NEMOURS & CO NT	Corporate Bond 6.875% 10/15/2009		2,000,000	2,090,196
GENERAL ELEC CAP MTN #TR00763	Corporate Bond 5.250% 10/27/2009 DD 10/27/06		3,000,000	3,046,473
HARTFORD FINL SVCS GRP	Corporate Bond 6.100% 10/01/2041		1,000,000	949,363
INTERNATIONAL LEASE FIN SR NT	Corporate Bond 5.000% 09/15/2012 DD 09/22/05		1,500,000	1,477,851
KELLOG CO SR NT	Corporate Bond 5.125% 12/03/2012		1,000,000	1,008,374
PACIFIC GAS & ELEC CO 1ST MTG	Corporate Bond 4.200% 03/01/2011		1,500,000	1,476,030
RYDER SYS INC MEDIUM TERM NTS	Corporate Bond 5.850% 11/01/2016 DD 11/01/06		1,000,000	995,603
RYDER SYS INC MTN #TR002001	Corporate Bond 5.000% 06/15/2012		1,000,000	1,011,087
TATE & LYLE FIN PLC 144A	Corporate Bond 6.125% 06/15/2011 DD 06/28/06		2,000,000	2,086,500
TEXTRON FINL CORP NT	Corporate Bond 6.000% 11/20/2009		2,000,000	2,081,912
UAL CORP ORD SETTLEMENT BD	Corporate Bond 5.000% 02/01/2021		850,000	882,938
US BANCORP DEL DEB CONV	Corporate Bond VAR RT 02/06/2037 DD 02/06/07		1,650,000	1,639,440
VALSPAR CORP SR NT	Corporate Bond 5.625% 05/01/2012		1,000,000	1,011,178
WACHOVIA CAP TR III FIXED FLTG	Corporate Bond VAR RT 03/15/2042 DD 02/01/06		1,500,000	1,340,325
WELLPOINT INC NT	Corporate Bond 5.000% 01/15/2011		500,000	500,721
				34,282,481

AMDOCS LTD SR NT CONV	Convertible Bond 0.500% 03/15/2024 DD 03/05/04		1,850,000	1,880,063
AMGEN INC SR NTS CONV	Convertible Bond 0.125% 02/01/2011 DD 08/01/06		5,400,000	4,920,750

(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
ANGLOGOLD ASHANTI LTD REGS	Convertible Bond 2.375% 02/27/2009 USD1000		3,950,000	3,963,825
ARCHER DANIELS MIDLAND CO SR	Convertible Bond 0.875% 02/15/2014 DD 02/22/07		4,300,000	5,186,875
CARNIVAL CORP GTD SR DEB CONV	Convertible Bond VAR RT 04/29/2033 DD 04/29/03		2,550,000	1,686,188
CMS ENERGY CORP SR NT CONV	Convertible Bond 2.875% 12/01/2024 DD 12/13/04		675,000	902,813
CONSECO INC DEB CONV	Convertible Bond STEP 09/30/2035 DD 08/15/05		1,450,000	1,266,938
DISNEY WALT CO SR NT CVT	Convertible Bond 2.125% 04/15/2023 DD 04/14/03		1,775,000	2,023,500
DOMINION RES INC VA	Convertible Bond 2.125% 12/15/2023 DD 12/15/04		625,000	808,594
DUKE RLTY LTD PARTNERSHIP	Convertible Bond 3.750% 12/01/2011 DD 11/22/06		300,000	274,500
EASTMAN KODAC CO SR NT CVT	Convertible Bond 3.375% 10/15/2033 DD 10/10/03		3,825,000	3,891,938
ELECTRONIC DATA SYS CORP CONV	Convertible Bond 3.875% 07/15/2023 DD 06/30/03		2,525,000	2,509,219
ERP OPERATING LP	Convertible Bond 3.850% 08/15/2026 DD 08/23/06		3,300,000	3,164,700
FLEETWOOD ENTERPRISES INC SR	Convertible Bond 5.000% 12/15/2023 DD 12/22/03		100,000	93,250
GENERAL MLS INC SR NT CONV 144	Convertible Bond VAR RT 04/11/2037 DD 04/11/07		3,075,000	3,069,158
HEALTH MGMT ASSOC INC CONV	Convertible Bond VAR RT 08/01/2023 DD 07/29/03		1,575,000	1,543,500
JETBLUE AWYS CORP DEB CONV	Convertible Bond 3.750% 03/15/2035 DD 03/16/05		375,000	325,313
L-3 COMMUNICATIONS CORP CONV	Convertible Bond 3.000% 08/01/2035 DD 07/29/05		150,000	181,313
MEDTRONIC INC SR NT CONV	Convertible Bond 1.500% 04/15/2011 DD 04/18/06		2,375,000	2,535,312
MEDTRONIC INC SR NT CONV 144A	Convertible Bond 1.500% 04/15/2011 DD 04/18/06		1,600,000	1,708,000
NEWMONT MINING NEM CONV 144A	Convertible Bond 1.250% 07/15/2014 DD 07/17/07		375,000	469,687
PLACER DOME INC SR DEB CONV	Convertible Bond 2.750% 10/15/2023 DD 10/10/03		475,000	843,125
PRUDENTIAL FINL INC SR NT 144A	Convertible Bond VAR RT 12/12/2036 DD 12/12/06		1,100,000	1,096,260
PRUDENTIAL FINL INC SR NT CONV	Convertible Bond VAR RT 12/12/2036 DD 03/12/07		525,000	523,215

(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
ST JUDE MED INC SR CONV 144A	Convertible Bond 1.220% 12/15/2008 DD 04/25/07		1,400,000	1,403,500
ST JUDE MED INC SR DEB CONV	Convertible Bond 1.220% 12/15/2008 DD 04/25/07		550,000	551,375
UNISOURCE ENERGY CORP 144A	Convertible Bond 4.500% 03/01/2035 DD 03/01/05		1,400,000	1,412,250
UNISOURCE ENERGY CORP SR CONV	Convertible Bond 4.500% 03/01/2035 DD 09/01/05		800,000	807,000
US BANCORP DEL SR DEB CONV	Convertible Bond VAR RT 02/06/2037 DD 02/06/07		150,000	149,040
USF&G CORP SUB CVT NT	Convertible Bond ZEROCPN 03/03/2009 DD 03/03/94		2,150,000	2,055,937
WELLS FARGO & CO NEW SR DEB	Convertible Bond VAR RT 05/01/2033 DD 04/15/03		900,000	895,770
WYETH SR DEB CONV	Convertible Bond VAR RT 01/15/2024 DD 12/16/03		4,100,000	4,325,664
YELLOW ROADWAY CORP	Convertible Bond 5.000% 08/08/2023 DD 08/08/04		275,000	262,969
YELLOW ROADWAY CORP CONTINGENT	Convertible Bond 3.375% 11/25/2023 DD 11/25/04		500,000	410,000
				57,141,541

US TREASURY NOTES	US Gov’t Security 3.000% 02/15/2008		500,000	499,805
				499,805

OneBeacon Insurance Group Stable Value Fund - Insurance and Investment Contracts

	BANK OF AMERICA 03-010	Synthetic GIC 3.51% constant duration
	UNDERLYING ASSETS
*	Vanguard Prime Money Market Fund		6,011,740	6,011,740
	Adjustment from fair to contract value			71,203
	TOTAL CONTRACT VALUE			6,082,943

	GENWORTH LIFE GS-3912	Traditional GIC 4.28% 07/15/2008		1,076,042

	NATIXIS 1362-01	Synthetic GIC 3.51% constant duration
	UNDERLYING ASSETS
*	Vanguard Prime Money Market Fund		12,606,764	12,606,764
	Adjustment from fair to contract value			149,314
	TOTAL CONTRACT VALUE			12,756,078

	MASSACHUSETTS MUTUAL 35121	Traditional GIC 4.31% 06/30/2009		1,023,119

	PRINCIPAL 6-11504-1	Traditional GIC 3.55% 03/14/2008		1,126,450

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
	STATE STREET BANK 101049	Synthetic GIC 3.51% constant duration
	UNDERLYING ASSETS
*	Vanguard Prime Money Market Fund			5,298,681	5,298,681
	Adjustment from fair to contract value				62,757
	TOTAL CONTRACT VALUE				5,361,438

	METLIFE INSURANCE COMPANY OF CONNECTICUT GR-18716	Traditional GIC 3.99% 12/05/2008			3,560,944
					30,987,014

*	Baron Asset Fund	Registered Investment Company		9,164	584,402
*	Vanguard 500 Index Fund Investor Shares	Registered Investment Company		268,689	36,313,291
*	Vanguard High-Yield Corporate Fund Investor Shares	Registered Investment Company		703,775	4,152,271
*	Vanguard International Growth Fund Investor Shares	Registered Investment Company		619,855	15,384,793
*	Vanguard International Value Fund	Registered Investment Company		48,534	2,037,453
*	Vanguard Long-Term Investment Grade Fund Investor Shares	Registered Investment Company		1,431,963	12,973,581
*	Vanguard Mid-Cap Index Fund Investor Shares	Registered Investment Company		699,437	14,478,352
*	Vanguard Morgan Growth Fund Investor Shares	Registered Investment Company		334,271	6,531,655
*	Vanguard Prime Money Market Fund	Registered Investment Company		49,712,979	49,712,979
*	Vanguard Selected Value Fund	Registered Investment Company		576,163	10,998,954
*	Vanguard Short-Term Investment Grade Fund Investor Shares	Registered Investment Company		490,513	5,223,959
*	Vanguard Small-Cap Index Fund Investor Shares	Registered Investment Company		461,300	15,029,159
*	Vanguard Target Retirement 2005 Fund	Registered Investment Company		46,621	560,384
*	Vanguard Target Retirement 2010 Fund	Registered Investment Company		79,110	1,824,280
*	Vanguard Target Retirement 2015 Fund	Registered Investment Company		230,903	3,015,591
*	Vanguard Target Retirement 2020 Fund	Registered Investment Company		118,474	2,780,595
*	Vanguard Target Retirement 2025 Fund	Registered Investment Company		102,020	1,399,721
*	Vanguard Target Retirement 2030 Fund	Registered Investment Company		63,041	1,504,154
*	Vanguard Target Retirement 2035 Fund	Registered Investment Company		74,254	1,085,591
*	Vanguard Target Retirement 2040 Fund	Registered Investment Company		17,787	422,788
*	Vanguard Target Retirement 2045 Fund	Registered Investment Company		26,246	396,045
*	Vanguard Target Retirement 2050 Fund	Registered Investment Company		1,330	31,726
*	Vanguard Target Retirement Income Fund	Registered Investment Company		63,787	709,944
*	Vanguard Total International Stock Index Fund	Registered Investment Company		880,319	17,509,550
*	Vanguard Wellington Fund Investor Shares	Registered Investment Company		968,453	31,590,944
*	Vanguard Windsor Fund Investor Shares	Registered Investment Company		2,047,749	32,170,130

	(a) (b) IDENTITY OF ISSUE, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL	(d) COST**	(e) SHARES/UNITS /PAR VALUE	(e) CURRENT VALUE
*	Vanguard Windsor II Fund Investor Shares	Registered Investment Company		545,276	17,045,338
					285,467,630

*	PARTICIPANT LOANS	Participant Loans 4.00% - 11.70%			5,158,853
					5,158,853

	Total Investments				564,832,083

*      Denotes party-in-interest.

**    Cost is omitted for participant-directed investments.

OneBeacon 401(k) Savings and Employee Stock Ownership Plan

Schedule of Reportable Transactions

Form 5500, Schedule H, Part IV, Line 4j for the Plan year ended December 31, 2007

(a) Identity of Party Involved	(b) Description of Asset	(c) Purchase Price	(d) Selling Price	(f) Expense incurred with transaction	(g)Cost of Asset	(h) Current Value of Asset on Transaction Date	(i) Net Gain or (Loss)
Vanguard	White Mountains ESOP Fund	$36,101,053	$—	$—	$—	$36,101,053	$—
Vanguard	White Mountains ESOP Fund	$—	$7,275,335	$—	$6,970,795	$7,275,335	$304,540

Note: There are no lease rentals relating to these transactions.